Exhibit 99.2
NEWS RELEASE — for immediate release
Alexza Completes Target Enrollment in AZ-104 Phase 2a
Clinical Trial in Migraine Patients
Initial Results Expected to be Reported in Q1 2008
Palo Alto, California — December 18, 2007 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) announced today that it has completed its target patient enrollment in its Phase 2a proof-of-concept clinical trial with AZ-104 (Staccato® loxapine) in patients with migraine headache. AZ-104 is a lower dose version of AZ-004, which is being developed to treat acute agitation in patients with schizophrenia or bipolar disorder. AZ-004 and AZ-104 are being developed through Symphony Allegro, a development collaboration formed between Alexza and Symphony Capital in 2006.
The Phase 2a clinical trial was an in-clinic, multi-center, randomized, double-blind, single-administration, placebo-controlled study in approximately 160 migraine patients with or without aura. Three doses of AZ-104 (1.25, 2.5 and 5 mg) were evaluated against placebo in the clinical trial. Using the IHS (International Headache Society) 4-point rating scale, the primary efficacy endpoint was pain-relief response at 2 hours post-administration. Secondary efficacy endpoints for the trial included additional pain response assessments and other symptom assessments at various time points. Safety evaluations were made throughout the clinical trial period.
“Loxapine’s mechanism of action is unique. It acts as an antagonist at D2 dopamine receptors and also acts as an antagonist at 5-HT2 serotonergic receptors. This dual mechanism of pharmacological action makes AZ-104 an interesting product candidate to study in this proof-of-concept clinical trial in patients with migraine,” said James V. Cassella, PhD, Senior Vice President, Research and Development at Alexza and chairman of the Symphony Allegro Development Board. “We believe we are on track to provide initial results from this clinical trial during the first quarter of 2008.”

About Acute Migraine Headaches
According to the National Headache Foundation, approximately 13 million people in the United States have been diagnosed with migraine headaches. Acute migraine headaches occur often, usually one to four times a month. Of the estimated 29.5 million migraine sufferers (including diagnosed and undiagnosed sufferers), there are at least two groups of potential patients for whom we believe AZ-001 and AZ-104 could be effective and safe in comparison to triptans. Many migraine sufferers who do take triptans have an insufficient therapeutic response to these medications. In addition, according to the warning labels on triptans, patients with hypertension or high cholesterol, or who smoke cigarettes, are contraindicated for and should not take these medications due to potential cardiovascular health risks.
About AZ-104 (Staccato loxapine)
AZ-104 is the combination of Alexza’s proprietary Staccato system with loxapine, a drug belonging to the class of compounds known as antipsychotics. In a Phase 1 dose-escalation clinical trial, doses of Staccato loxapine ranging from 0.625 to 10 mg were generally well tolerated and there were no serious adverse events. Across all doses, pharmacokinetic analyses revealed that peak plasma levels were generally reached within the first few minutes after dosing and the drug exhibited good dose proportionality. Alexza and Symphony Allegro are also developing Staccato loxapine (AZ-004) for the treatment of acute agitation in patients with schizophrenia or bipolar disorder. In March 2007, Alexza announced positive initial results from a Phase 2a clinical trial where a 10 mg dose of AZ-004 was statistically significantly effective, compared to placebo, in reducing agitation in schizophrenic patients following self-administration of the drug during an in-clinic study of 129 patients.
About Symphony Allegro
In December 2006, Alexza entered into a collaboration with Symphony Capital LLC, a biotech-focused private equity firm. Under the terms of the agreement, Alexza and Symphony Capital established Symphony Allegro, Inc., which is providing funding to Alexza to accelerate clinical and other related development activities of Staccato alprazolam (AZ-002) and Staccato loxapine (AZ-004 and AZ-104). Alexza has granted a license to the intellectual property for the selected product candidates. Through a purchase option, Alexza retains the exclusive right, but not the obligation, to acquire 100% of the equity of Symphony Allegro at specified prices during the term of the agreement. If Alexza chooses not to exercise the purchase option, Symphony Allegro retains the rights to the product candidates. The term of the agreement is up to four years.

About Alexza Pharmaceuticals, Inc.
Alexza Pharmaceuticals is a biopharmaceutical company focused on the development and commercialization of novel, proprietary products for the treatment of acute and intermittent conditions. The Company’s technology, the Staccato system, vaporizes unformulated drug to form a condensation aerosol that allows rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience. The Company has six product candidates in development; AZ-004 (Staccato loxapine) for the treatment of acute agitation in schizophrenic and bipolar disorder patients, AZ-001 (Staccato prochlorperazine) for the acute treatment of migraine headaches, AZ-002 (Staccato alprazolam) for the acute treatment of panic attacks associated with panic disorder, AZ-104 (Staccato loxapine) for the acute treatment of migraine headaches, AZ-003 (Staccato fentanyl) for the treatment of patients with acute pain and AZ-007 (Staccato zaleplon) for the treatment of insomnia.
Safe Harbor Statement
This press release includes forward-looking statements regarding the potential timing of the completion and announcement of results of the AZ-104 Phase 2a clinical trial, potential benefits of AZ-104, future development of the Company’s product candidates and safety of the Company’s products and technologies. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2006, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT:	Thomas B. King
President & CEO
650.687.3900
tking@alexza.com